Exhibit 99.2

Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202 414 765-7700 Main 414 298-2921 Fax www.mibank.com

For Release:	Immediately
Contact:	Mark Furlong, President, Marshall & Ilsley Corporation 414 765-8052 Andrew Baur, President, Southwest Bank of St. Louis 314 543-3429

MARSHALL & ILSLEY CORPORATION COMPLETES ACQUISITION OF

TRUSTCORP FINANCIAL, INC.

Milwaukee, Wis.– April 1, 2006 – Marshall & Ilsley Corporation (NYSE: MI) (M&I) announced today the completion of its acquisition of Trustcorp Financial, Inc.  Trustcorp, with $747.7 million in assets as of December 31, 2005, is the holding company for Missouri State Bank and Trust Company, which provides commercial banking services in Missouri through seven bank locations.

Trustcorp shareholders will receive 0.7011 of a share of M&I common stock and $7.70 in cash for each share of Trustcorp common stock they own.  M&I will not issue any fractional shares in the merger. Instead, Trustcorp stockholders will receive cash in lieu of any fractional share of M&I common stock based on a value for each M&I share of $43.93.

James A. Saitz, chairman and chief executive officer of Trustcorp Financial, will join the Southwest Bank of St. Louis Board of Directors in April. Southwest Bank is a subsidiary of M&I.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $46.2 billion in assets as of December 31, 2005. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank. M&I Bank has 196 offices throughout the state, in addition to 42 locations throughout Arizona; 14 offices in metropolitan Minneapolis/St. Paul, Minn.; and locations in Duluth, Minn.; Las Vegas, Nev.; and, Marco Island, Naples, and Bonita Springs, Fla. M&I’s Southwest Bank affiliate has seven offices in the St. Louis area and one office in Belleville, Ill. Metavante Corporation, Marshall & Ilsley Corporation’s wholly owned technology subsidiary, provides virtually all of the technology an organization needs to offer financial services. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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